Exhibit 99(a)(1)(A)
HINES GLOBAL REIT II, INC.

OFFER TO PURCHASE FOR CASH UP TO APPROXIMATELY $200 MILLION OF THE
ISSUED AND OUTSTANDING SHARES OF COMMON STOCK IN ANY
COMBINATION OF CLASS A, CLASS T AND CLASS I SHARES,
AT A PURCHASE PRICE PER SHARE EQUAL TO THE
MOST RECENTLY DETERMINED NET ASSET VALUE
PER CLASS A SHARE, CLASS T SHARE AND CLASS I SHARE OF $9.69.

THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITAL
MUST BE RECEIVED BY HINES GLOBAL REIT II, INC. BY 5:00 P.M., CENTRAL TIME,
ON NOVEMBER 15, 2017, UNLESS THE OFFER IS EXTENDED.

To the Stockholders of Hines Global REIT II, Inc.:
Hines Global REIT II, Inc., a Maryland corporation (the “Company,” “Hines Global II,” “we” or “us”), is offering to purchase for cash up to approximately $200 million of its issued and outstanding shares of common stock in any combination of Class A shares, par value $0.001 per share (the “Class A Shares”), Class T shares, par value $0.001 per share (the “Class T Shares”) and Class I shares, par value $0.001 per share (the “Class I Shares” and, together with the Class A Shares and the Class T Shares, the “Shares”), at a purchase price per share equal to the most recently determined net asset value (“NAV”) per share of $9.69 as of August 31, 2017 (the “Purchase Price”).
The Offer (as defined below) is made upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and any amendments or supplements thereto collectively constitute the “Offer”). The Offer will expire at 5:00 p.m., Central Time, on November 15, 2017 (the “Expiration Date”) unless extended by the Company.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTIONS 1 AND 3 BELOW.
IMPORTANT INFORMATION
Stockholders who desire to tender their Shares should either: (i) properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf. Stockholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering stockholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). You may return your properly completed and duly executed Letter of Transmittal to the Company via the prepaid return envelope included with the Offer. The Company reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering stockholders to challenge the Company’s determination in a court of competent jurisdiction.
IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”) OR HINES GLOBAL REIT II ADVISORS LP, THE COMPANY’S ADVISOR (THE “ADVISOR”), MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD OR THE ADVISOR AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD OR THE ADVISOR. STOCKHOLDERS ARE URGED TO EVALUATE

CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.
The date of this Offer to Purchase is October 3, 2017.

SUMMARY TERM SHEET
(Section references are to this Offer to Purchase)
This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal, which will be mailed to stockholders on October 3, 2017.
What is the Offer?

•
We are offering to purchase up to approximately $200 million of our issued and outstanding shares of common stock in any combination of Class A Shares, Class T Shares and Class I Shares. The Offer is for cash at a price per share equal to the most recently determined NAV per share of $9.69 as of August 31, 2017 (the “Purchase Price”). The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

Why is Hines Global II offering to purchase the Shares?

•
The Offer is designed to provide liquidity to holders of our Class A Shares, Class T Shares and Class I Shares who invested in our common stock prior to our proposed Follow-on Offering (as defined below). On August 18, 2017, we announced the suspension of our share redemption programs, effective August 18, 2017, in anticipation of our proposed Follow-on Offering and this Offer. Also on August 18, 2017, we filed a Registration Statement on Form S-11 (File no. 333-220046) with the SEC to pursue our second public offering of common shares (the “Follow-on Offering”). The Registration Statement for the Follow-on Offering reflects that we intend to become a REIT without a finite date by which we must complete a liquidity event and reflects a restructuring that will impact, among other things, the share classes we intend to offer and the compensation to be paid to Hines Securities, Inc., the dealer manager for our public offerings (the “Dealer Manager”) and our Advisor (the “Restructuring”). See Section 2 for additional information concerning the Restructuring. As part of the Restructuring, we intend to amend our charter to redesignate our issued and outstanding shares of common stock and to reclassify our authorized but unissued common stock into four additional classes of common stock. The Follow-on Offering will consist of the four new classes of common stock. We do not intend to offer any of the Class A Shares, Class T Shares and Class I Shares that are the subject of this Offer in our Follow-on Offering. The Follow-on Offering is subject to regulatory review, which may result in changes to certain of the proposed terms of the Follow-on Offering and may impact the timing of the commencement of the Follow-on Offering. In addition, our Board may delay the proposed Restructuring and the commencement of the Follow-on Offering until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the proposed Restructuring and the Follow-on Offering.

•
Our Board unanimously approved (i) the suspension of sales of Class A Shares, Class T Shares and Class I shares in the primary portion of our initial public offering, effective as of September 30, 2017, and (ii) the tender offer for up to approximately $200 million of our issued and outstanding common stock, in any combination of Class A Shares, Class T Shares and Class I Shares.

•
We anticipate lifting the suspension and reinstating our share redemption programs on the later of December 4, 2017 or ten business days following the termination or expiration of the Offer. As there is no public market for Class A Shares, Class T Shares and Class I Shares, the Offer is the only means of liquidity for holders of Class A Shares, Class T Shares and Class I Shares at this time. As noted in our prior filings with the SEC, there is no guarantee of a future liquidity event for the Class A Shares, Class T Shares and Class I Shares. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•
The Offer will expire at 5:00 p.m., Central Time, on November 15, 2017 (the “Expiration Date”), unless extended. We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 15 below.

Are there conditions to the Offer?

•	Yes. See Section 3 below.
How many Shares will Hines Global II purchase?

•
We are offering to purchase for cash up to 20,639,835 Shares in any combination of Class A Shares, Class T Shares and Class I Shares, at a purchase price equal to $9.69 per Share, or an aggregate of approximately $200 million of Shares, upon the terms and subject to the conditions set forth in this Offer to Purchase. Properly tendering Shares assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to proration described in Section 1 below). In accordance with rules promulgated by the SEC, we may determine, in our sole discretion, to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.8 million Shares.

•
We will announce the preliminary results of the Offer through an amendment to the Schedule TO, including the expected proration factor, if any, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If we are required to pro rate, however, we expect it may take at least five business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.

What if stockholders tender more than 20,639,835 Shares?

•
If more than 20,639,835 Shares are properly tendered and not properly withdrawn, we will purchase Shares properly tendered on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

•
Because of the proration provisions described in this Offer to Purchase, it is possible that we will not purchase all of the Shares that you tender. If the Offer is oversubscribed, the amount of Shares that we purchase from you will be prorated.

•
If we are required to pro rate, DST Systems, Inc., our transfer agent (the “Transfer Agent”), will determine the proration factor promptly following the Expiration Date. The proration factor will be based on the ratio of (i) 20,639,835 (or, if we determine, in our sole discretion, to increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders, with appropriate adjustments to avoid the purchase of fractional Shares. The number of Shares accepted for purchase for each stockholder will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn, we expect that, if we are required to prorate, we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date. The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender

Shares. Each stockholder should consult with their tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See Section 1 below.
If I tender my Shares, and you accept the Shares I tender, will I receive distributions accrued before my Shares are accepted?

•
Yes, you will be entitled to receive any distributions that accrue prior to the date on which Shares are accepted for payment pursuant to this Offer to Purchase. Distributions declared by the Board will accrue on all of your Shares on a daily basis until the Expiration Date. For Shares validly tendered, distributions will cease to accrue on the date that such Shares are purchased through the Offer. Shares purchased in the Offer will therefore no longer be eligible to receive distributions except for any distributions declared to stockholders of record on a date prior to the date that we accept those Shares for payment. Distributions will continue to accrue in accordance with current practice for Shares not tendered or not accepted for purchase.

•
Distributions accrued for Shares validly tendered will be paid consistent with our current distribution payment practices. As described below, if you tender all of your Shares and have all of your Shares accepted for purchase through the Offer, the accrued distributions on such Shares will be paid to you in cash, regardless of whether you currently participate in our distribution reinvestment plan (the “DRP”). If you continue to own Shares following the Offer, your accrued distributions on such Shares will be paid in accordance with your current distribution payment election of cash or participation in the DRP.

What if I participate in the DRP and want to tender all of my Shares?

•
If you are a participant in the DRP, any Shares you are entitled to receive through the DRP prior to the Expiration Date will be tendered if you indicate on the Letter of Transmittal that you elect to tender “ALL” of your Shares and we accept all of your Shares for payment in the Offer. Note that even if you tender all of your Shares, we may not accept all of them for payment. If the Offer is oversubscribed, we will prorate the number of Shares we purchase from tendering stockholders. See Section 1 below.

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If you are a participant in the DRP, you tender all of your Shares, and we accept all of such Shares for payment, any distributions that are accrued on such Shares through the date we accept the Shares for payment will be made in cash. If we do not accept all of your Shares for payment, distributions that are accrued on any of your Shares until the Expiration Date, including tendered Shares that are accepted by us for payment, will be reinvested in Shares pursuant to the DRP. Daily distributions that have been declared for the month of October will be paid in cash or reinvested in shares of our common stock for those participating in the DRP and will be paid or issued, respectively, on the first business day in November 2017. Furthermore, we expect that daily distributions for the month of November will be authorized by the Board on or before November 1, 2017 and will be paid in cash or reinvested in shares of our common stock for those participating in the DRP and will be paid or issued, respectively, on the first business day in December 2017, which is after the Expiration Date.

What if I participate in the DRP and do not want to tender Shares I may receive in the DRP?

•
If you do not want to tender any Shares that you may receive through the DRP prior to the Expiration Date, then you should tender less than all of your Shares on the Letter of Transmittal by writing in a number of Shares that represents less than all whole Shares you own at the time you submit your Letter of Transmittal.

What will happen to my fractional Shares in connection with the Offer?

•
If you are tendering all of your Shares and the Offer is not over-subscribed, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share. See Section 11.
How do I tender my Shares?

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If your Shares are registered in your name, you should obtain the Offer, which consists of the Offer to Purchase, the related Letter of Transmittal and any amendments or supplements thereto, read the materials, and, if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by us at the address listed on page 6 of this Offer to Purchase, in proper form, before 5:00 p.m., Central Time, on November 15, 2017 (unless the Offer is extended by us, in which case the new deadline will be as stated in the public announcement of the extension). You may return your properly completed and duly executed Letter of Transmittal to us via the prepaid return envelope included with the Offer. If your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, you should contact such holder to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary documents for submission to us by 5:00 p.m., Central Time, on November 15, 2017 (or if the Offer is extended, the expiration date as extended). See Section 4 below.

Is there any cost to me to tender?

•
There is no cost charged by us in connection with the Offer. However, if you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply. See Section 6 below.

May I withdraw my Shares after I have tendered them and, if so, by when?

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Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period) by requesting a Notice of Withdrawal at (888) 220-6121 and submitting it to us at the address listed on page 6 of this Offer to Purchase. In addition, you may withdraw your tendered Shares any time after December 1, 2017 (which is 40 business days after the commencement of the Offer) if they have not been accepted for payment by that date. See Section 5 below.

How do I withdraw tendered Shares?

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A Notice of Withdrawal must be timely received by us, which specifies the name of the stockholder who tendered the Shares, the number of Shares being withdrawn and other information. A Notice of Withdrawal is available upon request by contacting us at (888) 220-6121. See Section 5 below.

May I place any conditions on my tender of Shares?

•	No.
If I decide not to tender, how will the Offer affect the Shares I hold?

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If you elect not to participate in the Offer, your Shares will remain outstanding. If we repurchase Shares pursuant to the Offer but you elect not to tender your Shares, your percentage ownership interest in the Company will increase after completion of the Offer, but will be diluted once we commence our Follow-on Offering and sell additional common stock. See Section 10 below.

Does Hines Global II have the financial resources to make payment for Shares accepted in the Offer?

•	Yes. See Section 7 below.
If Shares I tender are accepted by Hines Global II, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.
Is there any reason Shares tendered would not be accepted?

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In addition to those circumstances described in Section 1 below regarding proration and in Section 3 below under which we are not required to accept tendered Shares, we have reserved the right to reject any and all tenders determined by us not to be in appropriate form. If a properly completed tender is not timely submitted prior to the Expiration Date, the Shares tendered will not be accepted. See Section 4 below.

Is my sale of Shares in the Offer a taxable transaction?

•
For most stockholders, yes. We anticipate that U.S. Stockholders (as defined below), other than those who are tax-exempt, who sell Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the Shares sold and their adjusted basis in the Shares. The sale date for tax purposes will be the date we accept Shares for purchase. See Section 14 below for details, including the nature of the income or loss and the possibility of other tax treatment. Section 14 also discusses the treatment of Non-U.S. Stockholders (as defined below). We urge you to consult your tax advisor as well.

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment by us promptly following expiration of the Offer. See Section 6 below.
What action do I need to take if I decide not to tender my Shares?

•	None.
Does management encourage stockholders to participate in the Offer, and will they participate in the Offer?

•
No. None of the Company, the Board or our Advisor is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the repurchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to us as follows:

Our website:	http://www.hinessecurities.com/reits/hines-global-reit-2
Our toll-free phone number:	(888) 220-6121
Our mailing address:	Hines Global REIT II, Inc. P.O. Box 219010 Kansas City, Missouri 64121
Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

Section 1.     Purchase Price; Number of Shares; Expiration Date; Proration.
We are offering to purchase for cash up to 20,639,835 of our issued and outstanding shares of common stock in any combination of Class A Shares, Class T Shares and Class I Shares, at a purchase price equal to $9.69 per share, or an aggregate of approximately $200 million in Shares. In addition, in accordance with rules promulgated by the SEC, we may determine, in our sole discretion, to increase the number of Shares accepted for payment in the Offer by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.8 million Shares. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. You will not receive interest on the Purchase Price under any circumstances.
As of September 29, 2017, there were 40,804,475 Shares issued and outstanding, consisting of 20,028,842 Class A Shares 20,684,136 Class T Shares and 91,496 Class I Shares.
The Offer will remain open until 5:00 p.m., Central Time, on November 15, 2017 (the “Expiration Date”), unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 15 below for a description of our rights to extend, delay, terminate or amend the Offer.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares, or we increase or decrease the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.
A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
Stockholders properly tendering Shares can expect to have at least a portion of their Shares purchased if any Shares are purchased pursuant to the Offer (subject to provisions relating to proration described herein).
We will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. We will acquire all rights and benefits arising from any Shares that we accept and pay for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).
Proration

Upon the terms and subject to the conditions of this Offer to Purchase, if more than 20,639,835 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased up to 20,639,835 Shares; provided that we may determine, in our sole discretion, to increase the number of Shares purchased by up to, but not more than, 2% of the outstanding Shares without amending or extending the Offer which, if we do so, could result in the number of Shares accepted for payment in the Offer increasing by up to approximately 0.8 million Shares.

The Transfer Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, the proration factor will be based on the ratio of (i) 20,639,835 (or, if we determine, in our sole discretion, to increase the number of Shares accepted for payment in the Offer as described above, the increased aggregate number of Shares to be purchased pursuant to the Offer) to (ii) the total number of Shares properly tendered and not properly withdrawn by all stockholders. The number of Shares accepted for purchase for each stockholder will equal the number of Shares validly tendered by each stockholder multiplied by the proration factor. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, if we are required to pro rate, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. The preliminary results of any proration will be announced through publicly filing an amendment to the Schedule TO as promptly as practicable after the Expiration Date.
WHILE THE BOARD HAS APPROVED THIS OFFER, NONE OF THE COMPANY, THE BOARD OR THE ADVISOR IS EXPRESSING ANY OPINION AS TO WHETHER A STOCKHOLDER SHOULD ACCEPT OR REJECT THIS OFFER. THE BOARD RECOGNIZES THAT THE DECISION TO ACCEPT OR REJECT THE OFFER IS AN INDIVIDUAL ONE THAT SHOULD BE BASED ON A VARIETY OF FACTORS, AND STOCKHOLDERS SHOULD CONSULT WITH THEIR PERSONAL ADVISORS IF THEY HAVE QUESTIONS ABOUT THEIR FINANCIAL OR TAX SITUATIONS.
Section 2.     Purpose of the Offer; Plans or Proposals of the Company.
The Offer is designed to provide liquidity to holders of our Class A Shares, Class T Shares and Class I Shares who invested in our common stock prior to our proposed Follow-on Offering. On August 18, 2017, we announced the suspension of our share redemption programs, effective August 18, 2017, in anticipation of our proposed Follow-on Offering and this Offer. Also on August 18, 2017, we filed a Registration Statement on Form S-11 (File no. 333-220046) with the SEC to pursue the Follow-on Offering. The Registration Statement for the Follow-on Offering reflects that we intend to become a REIT without a finite date by which we must complete a liquidity event and reflects a Restructuring that will impact, among other things, the share classes we intend to offer and the compensation to be paid to our Dealer Manager and our Advisor. As part of the Restructuring, we intend to amend our charter to redesignate our issued and outstanding shares of common stock and to reclassify our authorized but unissued common stock into four additional classes of common stock. The Follow-on Offering will consist of the four new classes of common stock. We do not intend to offer any of the Class A Shares, Class T Shares and Class I Shares that are the subject of this Offer in our Follow-on Offering.
In addition, as described in our filings with the SEC on August 18, 2017, as part of the Restructuring and upon commencement of the Follow-on Offering, we intend to, among other things:

•	update our investment objectives (see Section 12 below);

•	revise the compensation we pay to our Dealer Manager in connection with our public offering to reduce broker dealer fees and expenses in connection with our public offerings;

•	revise the fees we pay to our Advisor, including the elimination of acquisition fees and disposition fees;

•	change the frequency with which we calculate the NAV per share from quarterly to monthly;

•	change the frequency with which we declare distributions from daily to monthly;

•	convert our current distribution reinvestment plan into an automatic enrollment distribution reinvestment plan; and

•
amend our share redemption program that is currently applicable to Class I Shares in order to make it applicable to all classes of shares, which will enhance liquidity for holders of Class A Shares and Class T Shares and will create a larger liquidity pool to benefit all stockholders.

The Follow-on Offering is subject to regulatory review, which may result in changes to certain of the proposed terms of the Follow-on Offering and may impact the timing of the commencement of the Follow-on Offering. In addition, our Board may delay the proposed Restructuring and the commencement of the Follow-on Offering until it deems it appropriate to do so and may decide, in its sole discretion, not to go forward at all with the proposed Restructuring and the Follow-on Offering.
Our Board unanimously approved (i) the suspension of sales of Class A Shares, Class T Shares and Class I shares in the primary portion of our initial public offering, effective as of September 30, 2017, and (ii) the tender offer for up to approximately $200 million of our issued and outstanding common stock, in any combination of Class A Shares, Class T Shares and Class I Shares.
We anticipate lifting the suspension and reinstating our share redemption programs on the later of December 4, 2017 or ten business days following the termination or expiration of the Offer. As there is no public market for Class A Shares, Class T Shares and Class I Shares, the Offer is the only means of liquidity for holders of Class A Shares, Class T Shares and Class I Shares at this time. As noted in our prior filings with the SEC, we intend to operate as an entity without a finite date by which we must complete a liquidity event as of the commencement of the Follow-on Offering, and there is no guarantee of a future liquidity event for the Class A Shares, Class T Shares and Class I Shares.
Except as disclosed herein, as previously disclosed by us or as may occur in the ordinary course of business, we do not have any present plans and are not engaged in any negotiations that relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries; (ii) other than in connection with transactions in the ordinary course of our operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of our assets or our subsidiaries assets; (iii) any material change in our present dividend rate or policy, or our indebtedness or capitalization; (iv) any change in the composition of our Board or management, including, but not limited to, any plans or proposals to change the number or the term of members of our Board, to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer; (v) any class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vi) any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (vii) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; (viii) other than in connection with transactions in the ordinary course of our operations, the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or (ix) any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
Section 3.     Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects us, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country which is material to us, (iii) limitation which affects us or the issuers of our portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to us or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on us or our stockholders if Shares tendered pursuant to the Offer were purchased.
The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the right at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See Section 15 below.
Section 4.     Procedures for Tendering Shares.
Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, you must complete and deliver the accompanying Letter of Transmittal (or, if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, instruct such holder to do the same on your behalf) to:
Hines Global REIT II, Inc.
P.O. Box 219010
Kansas City, Missouri 64121

The Letter of Transmittal must be received by us at the address above before 5:00 p.m., Central Time, on the Expiration Date. You may return your properly completed and duly executed Letter of Transmittal to us via the prepaid return envelope included with the Offer.
(a)     Proper Tender of Shares and Method of Delivery.
For Shares to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 5:00 p.m., Central Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery. Stockholders who desire to tender Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that firm to effect a tender on their behalf.
THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.
Stockholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price. You may return your properly completed and duly executed Letter of Transmittal to us via the prepaid return envelope included with the Offer.
(b)     Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or stockholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction.
NONE OF THE COMPANY, THE BOARD, THE ADVISOR OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.
(c)     United States Federal Income Tax Withholding.
To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to us a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 (“Form W-9”) (for U.S. Stockholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”) or other applicable form (for Non-U.S. Stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to us. See Section 14 below. The applicable rate for backup withholding is currently 28%.
For this purpose, a “U.S. Stockholder” is, in general, a stockholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Stockholder” is any stockholder other than a U.S. Stockholder.
Section 5.     Withdrawal Rights.
At any time prior to 5:00 p.m., Central Time, on the Expiration Date, and, if the Shares have not by then been accepted for payment by us, at any time after December 1, 2017 (which is 40 business days after the commencement of the Offer), any stockholder may withdraw any number of the Shares that the stockholder has tendered.
To be effective, a written Notice of Withdrawal must be timely received by us via mail, courier or personal delivery at the address listed on page 6 of this Offer to Purchase. Any Notice of Withdrawal must specify the name(s) of the stockholder having tendered the Shares to be withdrawn and the number of Shares to be withdrawn. A Notice of Withdrawal is available upon request by contacting us at (888) 220-6121.
All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering stockholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in this Section 4 above prior to 5:00 p.m., Central Time, on the Expiration Date.
Section 6.     Payment for Shares.
Our acceptance of your Shares will form a binding agreement between you and the Company on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to the Transfer Agent, of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the purchase price under any circumstances, even if there is a delay in making payment.
If we are required to pro rate, the Transfer Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least five business days after the Expiration Date. Payment for Shares purchased pursuant to the Offer will not occur on any date on which a distribution is paid by us. All Shares tendered and not purchased due to proration will be returned to the tendering stockholders.
We will purchase 20,639,835 Shares if the Offer is fully subscribed, which would represent approximately 51% of the issued and outstanding Shares as of September 29, 2017. We may determine, in our sole discretion, to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares accepted for payment in the Offer will increase by up to approximately 0.8 million Shares.
If more than 20,639,835 Shares are duly tendered prior to 5:00 p.m. Central Time on the Expiration Date and proration is required as described in Section 1, we will not pay for any Shares tendered until after the final proration has been completed.
In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) and any required signature guarantee(s) and (ii) any other documents required by the Letter of Transmittal. Stockholders may be charged a fee by a broker, dealer or other institution for processing the tender request. We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions, see Section 3 above.
Any tendering stockholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding on the gross proceeds paid to such stockholder or other payee pursuant to the Offer. The applicable rate for backup withholding is currently 28%. See Section 14 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the amounts payable to tendering Non-U.S. Stockholders.
Section 7.     Source and Amount of Funds.
If this Offer is fully subscribed and we purchase approximately $200,000,000 in any combination of Class A Shares, Class T Shares and Class I Shares at a price per share equal to $9.69 per Share, we will purchase 20,639,835 shares. However, the actual number of Shares to be repurchased, and therefore our total cost of repurchasing Shares pursuant to the Offer, is not determinable at this time. We intend to fund the purchase of Shares in this Offer and pay related costs by using our available cash, which is likely to include funds received from advances under the Restated Hines Credit Facility, as defined and described below. Our ability to draw on the Restated Hines Credit Facility is not a condition of this Offer. We contemplate repaying any borrowed funds out of cash from operations, proceeds from the disposition of assets, capital raised through our public offerings, and/or proceeds from new loans secured by one or more of our properties.
We intend to fund the purchase of the Shares under this Offer with advances from the uncommitted loan agreement dated as of October 2, 2017, between Hines Global REIT II Properties LP, as borrower, and Hines Interests Limited Partnership (“Hines”), as lender (the “Restated Hines Credit Facility”). Hines is our Sponsor. The Restated Hines Credit Facility is for a maximum principal amount of $240.0 million. Interest on each advance is charged monthly at a variable rate, which is the greater of (i) Hines’ then-current borrowing rate under its revolving credit facility and (ii) if the Operating Partnership enters into a revolving credit facility, the rate under such facility. As of October 3,

2017, the effective interest rate for advances under the Restated Hines Credit Facility was 2.98%. Each advance under the Restated Hines Credit Facility must be repaid within six months, subject to one six-month extension at the option of the Operating Partnership and subject to the satisfaction of certain conditions. The Restated Hines Credit Facility will terminate on the earlier of (a) the termination of the availability period as determined by Hines at its discretion (which will not impact the maturity date of any outstanding or previously approved advance under the credit facility); (b) December 31, 2018; and (c) the date Hines accelerates the repayment of the Restated Hines Credit Facility pursuant to any event of default. As of October 3, 2017, we had $35.0 million outstanding under the Restated Hines Credit Facility.
Notwithstanding that each advance under the Restated Hines Credit Facility matures six months after it is made, the Operating Partnership is required to repay each advance with proceeds from any capital raised, unless the Operating Partnership enters into a revolving credit facility (the "OP Facility"), at which point it may use proceeds from any capital raised to repay the OP Facility, if any, prior to repaying any advances under the Restated Hines Credit Facility. The Restated Hines Credit Facility also permits voluntary prepayment of principal and accrued interest.
The Restated Hines Credit Facility requires the maintenance of certain financial covenants including covenants concerning indebtedness to total asset value beginning the earlier of (a) September 30, 2018 or (b) the effective date of the OP Facility, if any. In addition, the Restated Hines Credit Facility contains customary affirmative and negative covenants, which, among other things, prohibit us and the Operating Partnership from: (i) merging with other companies or changing ownership interest; (ii) selling all or substantially all of our assets or properties; and (iii) if in default under the Restated Hines Credit Facility, paying distributions to our stockholders other than as required to maintain our status as a real estate investment trust. The Restated Hines Credit Facility also requires us to deliver to Hines certain quarterly and annual financial information.
The Restated Hines Credit Facility contains various customary events of default. As is customary in such financings, if an event of default occurs under the Restated Hines Credit Facility, Hines may accelerate the repayment of amounts outstanding under the Restated Hines Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.
Section 8.     Financial Statements.
Financial statements have not been included herein because the consideration offered to stockholders consists solely of cash, the Offer is not subject to any financing condition and we are a public reporting company under Section 15(d) of the Exchange Act and file our reports electronically on the EDGAR system.
Information about the Company and reports filed with the SEC can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information filed electronically by the Company with the SEC are available on the SEC’s website at www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.

Section 9.     Interest of Directors, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.
The following table sets forth, as of September 29, 2017, information with respect to the beneficial ownership of Shares by each person or group that holds more than 5% of our common stock, for each of our directors and executive officers and for our directors and executive officers as a group:

		Common Shares Beneficially Owned(2)
Name of Beneficial Owner(1)	Position	Number of Common Shares		Percentage of Class
Jeffrey C. Hines	Chairman of the Board	225,007.898	(3)(4)	1.12%
Charles M. Baughn	Director	13,207.277		*
Sherri W. Schugart	President and Chief Executive Officer	22,167.720		*
Ryan T. Sims	Chief Financial Officer and Secretary	4,438.085		*
David L. Steinbach	Chief Investment Officer	5,536.118		*
Kevin L. McMeans	Asset Management Officer	5,536.194		*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	4,441.741		*
John O. Niemann, Jr.	Independent Director	11,708.581		*
Humberto “Burt” Cabañas	Independent Director	11,682.582		*
Dougal A. Cameron	Independent Director	518.135		*
All directors and executive officers as a group		304,244.331		1.52%
_____________

*	Amount represents less than 1%. All shares described in the table are Class A Shares.

(1)	The address of each person listed is c/o Hines Global REIT II, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of our stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of September 29, 2017 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons. .

(3)
Includes all common shares owned directly by Hines Global REIT II Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT II Investor Limited Partnership.

(4)
This amount does not include the (i) 21,111 OP Units in the Operating Partnership and (ii) the Special OP Units owned by Hines Global REIT II Associates Limited Partnership. Mr. Hines and Gerald D. Hines indirectly own and/or control Hines Global REIT II Associates Limited Partnership. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued.

During the 60 days ended October 2, 2017, we sold an aggregate of 393,331 Class A Shares, 2,015,100 Class T Shares and 68,655 Class I Shares in the primary portion of our initial public offering for $4,100,217, $20,271,903 and $668,017, respectively. The Class A Shares, Class T Shares and Class I Shares were sold pursuant to the terms of the registration statement for our initial public offering at a price per share of $10.64 per Class A Share, 10.06 per Class T Share and $9.65 per Class I Share. Also, during the 60 days ended October 2, 2017, we repurchased 422 Class A Shares, no Class T Shares and no Class I Shares, at an average price per share equal to $9.96.
On September 13, 2017, we entered into a Restricted Share Award Agreement with each of Humberto “Burt” Cabañas, Dougal A. Cameron and John O. Niemann, Jr., who serve as our independent directors. Pursuant to such agreements, each independent director elected or reelected to our Board (whether through a stockholder meeting or by directors to fill a vacancy on the board) will be granted $5,000 in restricted Class A Shares on or about the date of election or reelection. These restricted Class A Shares will fully vest on the earlier to occur of: (i) the first anniversary of the applicable grant date, subject to the independent director serving continuously as an independent director through and until the first anniversary of the applicable grant date; (ii) the termination of service as an independent director due to the independent director’s death or disability; or (iii) a change in control of the Company, subject to the independent director serving continuously through and until the date of the change in control of the Company. The shares will be issued at the most recently determined NAV per share. Pursuant to these agreements, we issued an aggregate of 1,554.405 Class A Shares to our independent directors on September 13, 2017.
Except for transactions pursuant to our distribution reinvestment plan, based upon our records and upon information provided to us, there have been no other transactions involving the Shares that were effected during the past 60 days by us, by any of our executive officers or directors, by any person controlling us, by any executive officer or director of any corporation ultimately in control of us or by any associate or subsidiary of any of the foregoing including any executive officer or director of any such subsidiary. Except as set forth in the Offer, neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our directors, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.
Section 10.     Certain Effects of the Offer.
The repurchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Company of stockholders who do not tender Shares. All stockholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of our outstanding Shares and the reduction in our assets resulting from payment for the tendered Shares. Depending on how many Shares are purchased, the Offer will decrease the amount of cash we have available for other purposes, such as making new investments, and will likely increase our leverage and our borrowing costs as we intend to finance a portion of the Offer with borrowings under the Hines Credit Facility. Stockholders who tender all of their Shares will give up the opportunity to participate in any potential future benefits from owning Shares, including the right to receive any future dividends or distributions that we may pay. All Shares purchased by the Company pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares, which will be reclassified into four new classes of shares of our common stock as discussed in Section 2 above.
Section 11.     Treatment of Fractional Shares.
If you are tendering all of your Shares and the Offer is not over-subscribed, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of this Offer to Purchase. If you tender a total number of whole Shares such that if this number was to be accepted by us you would be left with only a fractional Share on the our stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. If you tender less than all of your Shares by writing in a number of Shares on the Letter of Transmittal that represents less than all of the whole Shares you own at the time that you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. If the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share.
Section 12.     Certain Information about the Company.
We are an externally managed corporation incorporated under the laws of the State of Maryland. Our Advisor is responsible for identifying, evaluating and negotiating the structure of our investments and making investment decisions on our behalf, according to asset allocation and other guidelines set by our board of directors. In addition, we have elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2015.
As part of our proposed Restructuring described in Section 2 above, we plan to update our primary investment objectives to consist of:

•	provide income in the form of regular, stable cash distributions to achieve an attractive distribution yield;

•	preserve and protect invested capital;

•	invest in a diversified portfolio of quality commercial real estate properties and other real estate investments across a range of asset types throughout the U.S. and internationally;

•	realize appreciation in NAV from proactive investment management and asset management;

•
provide an investment alternative for investors seeking to allocate a portion of their long-term investment portfolios to commercial real estate with generally lower volatility than publicly traded real estate companies; and

•	qualify for and remain qualified as a REIT for federal income tax purposes.

Our principal office is located at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, and our telephone number is (888) 220-6121.
Section 13.     Additional Information.
Information concerning our business, including our background, strategy, business, investment portfolio, competition and personnel, as well as our financial information, is included in:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 27, 2017;

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the SEC on May 15, 2017 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, as filed with the SEC on August 14, 2017;

•	our Definitive Proxy Statement on Schedule 14A, filed April 24, 2017 and Amendment No. 1 to our Definitive Proxy Statement, filed July 6, 2017;

•
our Current Reports on Form 8-K (excluding any information furnished therein), as filed with the SEC on January 3, 2017, January 9, 2017, January 30, 2017, February 1, 2017, February 15, 2017, March 1, 2017, March 2, 2017, March 28, 2017, April 12, 2017, May 1, 2017, June 1, 2017, July 3, 2017, August 1, 2017, August 16, 2017, August 18, 2017, September 1, 2017, September 14, 2017, October 2, 2017 and October 3, 2017;

•	our Current Reports on Form 8-K/A as filed with the SEC on February 27, 2015, May 15, 2015, April 11, 2016, September 20, 2016, November 3, 2016 and March 23, 2017; and

•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on October 3, 2017.
Each of the foregoing documents is incorporated by reference herein. You may inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov.

Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
Section 14.     Certain United States Federal Income Tax Consequences.
The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a stockholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Stockholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4(c) above.
(a)     U.S. Stockholders.
The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or, under certain circumstances, as a distribution by the Company potentially taxable as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (i) results in a “complete termination” of the stockholder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual stockholders is currently 20%. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a stockholder acquires substantially identical Shares within thirty (30) days before or after the date the Shares are purchased by us pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of Shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gains dividends received by the stockholder (or amounts credited to the stockholder as undistributed capital gains) with respect to such Shares.
If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a stockholder who sells Shares pursuant to the Offer will be treated as received by the stockholder as a distribution from the Company, and will be taxable to the stockholder as a “dividend” to the extent of such stockholder’s allocable share of the Company’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the stockholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the stockholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering stockholder are treated as a “dividend,” the tax basis in the Shares tendered to the Company will be transferred to any remaining Shares held by such stockholder.
In addition, if a tender of Shares is treated as a “dividend” to a tendering stockholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to stockholders whose proportionate interests in our earnings and assets of has been increased by such tender, e.g., non-tendering stockholders.

Stockholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.
We may be required to withhold a portion of the gross proceeds paid to a U.S. Stockholder or other payee pursuant to the Offer unless the U.S. Stockholder has completed and submitted to us a Form W-9 providing the U.S. Stockholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Stockholder is exempt from backup withholding, (ii) the U.S. Stockholder has not been notified by the IRS that the U.S. Stockholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Stockholder that the U.S. Stockholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. The applicable rate for backup withholding is currently 28%.
(b)     Non-U.S. Stockholders.
The U.S. federal income taxation of a Non-U.S. Stockholder on a sale of Shares pursuant to the Offer depends on whether any resulting income is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Stockholder (and if an income tax treaty applies, on whether the Non-U.S. Stockholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by us, as discussed above for U.S. Stockholders. We believe that we are a domestically controlled REIT, and that any gain from a sale of Shares therefore will not be treated as effectively connected income under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). If we are a domestically controlled REIT and if a sale of Shares pursuant to the Offer gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Stockholder upon the tender of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Stockholder is a nonresident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If, however, Non-U.S. Stockholders are deemed, for the reasons described above in respect of U.S. Stockholders, to receive a dividend distribution from us with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Stockholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder.
If we are not a domestically controlled REIT, our Shares would be treated as U.S. real property interests under FIRPTA and any gain recognized upon sale of Shares would be treated as effectively connected income and FIRPTA withholding rules would apply. If income on the tender of Shares by a Non-U.S. Stockholder is considered to be effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Stockholder (and, if an income tax treaty applies, the Non-U.S. Stockholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from us for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Stockholder.
Any dividends or gains received by a corporate Non-U.S. Stockholder that are effectively connected with a U.S. trade or business in which the corporate stockholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Stockholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.
Non-U.S. Stockholders should provide us with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from us regardless of how they are taxed with respect to their tender of the Shares involved.
The tax discussion set forth above is included for general information only. Each stockholder is urged to consult such stockholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

Section 15.     Amendments; Extension of Tender Period; Termination.
We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).
We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 a.m., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.
Section 16.     Forward-Looking Statements; Miscellaneous.
This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;

•	our business prospects;

•	our proposed Follow-on Offering and Restructuring, including changes in our business strategy;

•	availability, terms and deployment of capital;

•	changes in our industry, interest rates, the debt securities market or the general economy;

•	changes in our industry, interest rates, the debt securities market or the general economy;

•	changes in governmental regulations, tax rates and similar matters;

•	actions and initiatives of the U.S. government relating to discounted or troubled assets, and the impact of these policies;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.
In addition, words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the “Risk Factors” section of our prospectus and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our other reports filed with the SEC. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	whether the regulatory review of the Follow-on Offering will result in changes to the proposed terms of the Follow-on Offering;

•	the ability of our board of directors to decide not to pursue the Restructuring at all;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.
We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.
The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.
We have retained the Transfer Agent to assist us in connection with the Offer. The Transfer Agent will receive Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders, that contact it. The Transfer Agent will be responsible for determining the proration factor, if any. The Transfer Agent may contact stockholders by mail, telephone or e-mail and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
The Transfer Agent will receive reasonable and customary compensation for providing these services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Transfer Agent as described above) for soliciting tenders of Shares pursuant to the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Transfer Agent for purposes of the Offer.